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                                                                      EXHIBIT 11

                            RX MEDICAL SERVICES CORP.
                    Computation of Primary Earnings Per Share
                                   (Unaudited)
           (Dollars and shares in thousands, except per share amounts)

                                                 Three Months Ended June 30,      Six Months Ended June 30,
                                                  1996               1995             1996       1995
                                                 -------            -------         -------     -------
Results of operations:
  Loss from continuing operations                $(1,611)           $  (951)        $(3,060)    $(1,821)
  Loss from discontinued operations                   --             (2,023)             --      (3,387)
                                                 -------            -------         -------     -------
  Net loss                                       $(1,611)           $(2,974)        $(3,060)    $(5,208)
                                                 =======            =======         =======     =======

Common Shares:
  Average common shares and
    common share equivalents                       8,539              8,568           8,539       8,568
                                                 =======            =======         =======     =======

Loss Per Share:
  Loss from continuing operations                $ (0.19)           $ (0.11)        $ (0.36)    $ (0.21)
  Loss from discontinued operations                   --              (0.24)             --       (0.40)
                                                 -------            -------         -------     -------
  Net loss                                       $ (0.19)           $ (0.35)        $ (0.36)    $ (0.61)
                                                 =======            =======         =======     =======


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